Exhibit 99.1

Execution Version

ASSET PURCHASE AGREEMENT

BY AND AMONG

CEELOX INC.,

and

ALLCOM

Dated as of November 27, 2012

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TABLE OF CONTENTS

Page

ARTICLE I.	PURCHASE & SALE OF PURCHASED ASSETS.	1
Section 1.1	Purchased Assets.	1
Section 1.2	No Assumed Liabilities.	2
Section 1.3	Closing Purchase Price.	3
Section 1.4	Loan Amount Repayment.	3
Section 1.5	Earn-Out Purchase Price.	4
Section 1.6	Closing.	5
Section 1.7	Transfer Taxes.	6

ARTICLE II.	CONDITIONS TO THE CLOSING.	6
Section 2.1	Conditions to Obligations of Each Party to Effect the Closing.	6
Section 2.2	Additional Conditions to Obligations of the Seller.	6
Section 2.3	Additional Conditions to the Obligations of the Buyer.	7

ARTICLE III.	REPRESENTATIONS AND WARRANTIES OF THE SELLER.	8
Section 3.1	Organization.	8
Section 3.2	Authority.	8
Section 3.3	No Conflict with Other Instruments.	9
Section 3.4	Financial Statements.	9
Section 3.5	No Undisclosed Liabilities.	9
Section 3.6	Absence of Changes.	9
Section 3.7	Real Property.	10
Section 3.8	Title; Sufficiency of Purchased Assets.	11
Section 3.9	Intellectual Property.	11
Section 3.10	Information Technology.	12
Section 3.11	Material Contracts.	12
Section 3.12	Employees.	14
Section 3.13	Compliance and Licenses.	15
Section 3.14	Customers and Suppliers.	15
Section 3.15	Approvals.	15
Section 3.16	Tax.	16
Section 3.17	Environmental Matters.	16
Section 3.18	Absence of Litigation.	16
Section 3.19	Related Party Transactions.	16
Section 3.20	Accounts Receivable.	16
Section 3.21	Brokers or Finders.	16
Section 3.22	Accredited Investor.	17
Section 3.23	No Limitation; No Misleading Statements.	17

ARTICLE IV.	REPRESENTATIONS AND WARRANTIES OF THE BUYER.	18
Section 4.1	Organization.	18
Section 4.2	Authority.	18

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Section 4.3	Capitalization; Valid Issuance of Common Stock.	18
Section 4.4	No Conflict with Other Instruments.	18
Section 4.5	Governmental Approvals.	19
Section 4.6	Brokers or Finders.	19

ARTICLE V.	CONDUCT PRIOR TO THE CLOSING DATE.	19
Section 5.1	Conduct of Business of the Seller.	19
Section 5.2	Conduct of the Business of the Buyer.	20

ARTICLE VI.	ADDITIONAL AGREEMENTS.	20
Section 6.1	Access to Information.	20
Section 6.2	Confidentiality.	21
Section 6.3	Seller Approvals.	21
Section 6.4	Termination of Liens.	21
Section 6.5	Notice of Developments.	21
Section 6.6	Expenses.	21
Section 6.7	Public Disclosure.	21
Section 6.8	Takeover Statutes.	22
Section 6.9	Electronic Data.	22
Section 6.10	Business Relationships.	22
Section 6.11	No Shop.	22
Section 6.12	Name Changes.	23
Section 6.13	Non-Solicitation; Non-Competition.	23
Section 6.14	Right of First Offer.	24
Section 6.15	Director Appointments.	24
Section 6.16	Employment Agreements.	25
Section 6.17	Provision Respecting Legal Representation.	25

ARTICLE VII.	SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION PROVISIONS.	25
Section 7.1	Survival of Representations and Warranties.	25
Section 7.2	Indemnification Provisions.	26

ARTICLE VIII. TERMINATION, AMENDMENT AND WAIVER.	28
Section 8.1	Termination.	28
Section 8.2	Notice; Effect of Termination.	29
Section 8.3	Amendment.	29
Section 8.4	Extension; Waiver.	29

ARTICLE IX.	MISCELLANEOUS PROVISIONS.	30
Section 9.1	Notices.	30
Section 9.2	Entire Agreement.	31
Section 9.3	Further Assurances; Post-Closing Cooperation.	31
Section 9.4	Remedies.	32
Section 9.5	Third Party Beneficiaries.	32

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Section 9.6	Invalid Provisions	32
Section 9.7	Disclosure Schedule	32
Section 9.8	Governing Law	32
Section 9.9	Headings	32
Section 9.10	Counterparts	32
Section 9.11	Assignment	32
Section 9.12	Delivery by Electronic Transmission	33

ARTICLE X.	DEFINITIONS	33
Section 10.1	Definitions	33
Section 10.2	Terms Generally	40

Exhibits

Exhibit A                      Form of Note
Exhibit B-1                   Form of Buyer Officer’s Certificate
Exhibit B-2                   Form of Buyer Secretary’s Certificate
Exhibit C-1                   Form of the Seller Officer’s Certificate
Exhibit C-2                   Form of Seller Secretary’s Certificate
Exhibit D                      Form of Bill of Sale
Exhibit E                       Form of Patent Assignment
Exhibit F                       Form of Trademark Assignment
Exhibit G                      Form of Domain Name Assignment
Exhibit H                      Form of Employment Agreement

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ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT is made and entered into as of November 27, 2012 by and among CEELOX INC., a Nevada corporation (“Buyer” or “Issuer,” as applicable), and ALLCOM, a Nevada corporation (the “Seller”).  Capitalized terms used and not otherwise defined herein have the meanings set forth in Article X.

RECITALS:

WHEREAS, the Seller is in the business of providing telecommunication, electronic financial services, internet and unified communication services to customers and businesses worldwide (the “Business”).

WHEREAS, subject to the terms and conditions set forth herein, the Seller desires to sell, convey, transfer, assign and deliver to the Buyer, and the Buyer desires to purchase and acquire from the Seller the Business, including all of the Seller’s right, title and interest in and to all of the Purchased Assets (the “Asset Sale”).

NOW, THEREFORE, in consideration of the covenants, promises, representations and warranties set forth herein, and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by the parties), intending to be legally bound hereby, the parties hereby agree as follows:

ARTICLE I.

PURCHASE & SALE OF PURCHASED ASSETS

Section 1.1      Purchased Assets.  Subject to the terms and conditions of this Agreement, and in reliance upon the representations, warranties, covenants and agreements contained herein, at the Closing, the Seller shall sell, convey, transfer, assign and deliver to the Buyer (or its designee), and the Buyer (or its designee) shall purchase and acquire from the Seller, free and clear of all Liens (other than Permitted Liens), all of the assets of the Business, including all of the Seller’s right, title and interest in and to all of the assets relating to the Business, or in which the Seller has any right, title or interest relating to the Business, including the assets listed below (collectively, the “Purchased Assets”):

(a)       all accounts receivable, notes receivable and other receivables that relate to the Business;

(b)       all cash and cash equivalents of the Business;

(c)    all equipment, computers, materials, prototypes, tools, supplies, vehicles, furniture, fixtures, improvements and other tangible assets;

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(d)       all intangible rights and property related to the Business, including all Intellectual Property and Information Technology, going concern value, goodwill, and telephone, telecopy and electronic mail addresses and listings;

(e)       all domain names and web sites related to the Business;

(f)        the Leased Real Property and all of the Seller’s right, title and interest, if any, to the security deposits under the Lease;

(g)       all advertising and promotional materials;

(h)       all right, title and interest in, to and under all Contracts related to the operation of the Business, including the Contract referenced in Section 1.4(b) (if any);

(i)        all Permits necessary for the conduct of the Business;

(j)        all books, records, files and data, including records of and pertaining to the accounts of customers, carriers, suppliers and vendors of the Business;

(k)       the rights under the insurance policies set forth on Section 3.20 of the Disclosure Schedule;

(l)        all claims of the Seller against third parties relating to the Purchased Assets; and

(m)      all readily available electronic data relating to the Business (including all data as far back in time as readily available but at least dating back to January 1, 2010) other than Personal Information, and all data in all computers included in the Purchased Assets existing as of the Closing Date other than Personal Information.

Section 1.2      No Assumed Liabilities.

(a)       Notwithstanding anything in this Agreement to the contrary, neither the Buyer nor any of its Affiliates is hereby assuming, and in no event shall be deemed to have assumed, any Liability of the Seller or any of its Affiliates whatsoever (the “Retained Liabilities”).  Without limiting the generality of the foregoing, the Buyer is not assuming any obligation for, and shall have no responsibility with respect to, Liabilities in connection with the Indebtedness of the Seller set forth on Section 1.4 of the Disclosure Schedule or any Third Party Loan (as defined Section 1.4(b)).  Other than in respect of the Employment Agreements, the Buyer shall be under no obligation to hire any of the Seller’s employees and is not assuming: (i) any obligations or Liabilities with respect to any employees that the Buyer chooses not to hire; and (ii) any pre-Closing obligations or Liabilities with respect to any employees that the Buyer chooses to hire, in each case including any obligations for employment compensation, benefits or severance under any Seller Benefit Plan.

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(b)       Notwithstanding any other provision of this Agreement, the obligations of the Seller pursuant to this Section 1.2 with respect to the Retained Liabilities shall survive the Closing Date and the transactions contemplated by this Agreement.

Section 1.3      Closing Purchase Price.  Upon the terms and subject to the conditions set forth in this Agreement, in consideration of the sale and transfer of the Purchased Assets and other covenants of the Seller contained herein, the Issuer shall issue to the Seller that number of shares of Common Stock such that, following such issuance, the Seller shall own forty-eight percent (48%) of all the issued and outstanding shares of Common Stock of the Issuer as of the Closing Date (the “Closing Purchase Price”).

Section 1.4      Loan Amount Repayment.

(a)       As additional consideration for the Seller to enter in this Agreement, the Buyer agrees to provide the Seller with loans in the aggregate amount of one million eight hundred thousand dollars ($1,800,000) (the “Loan Amount”) prior to the Closing. The Seller shall use the Loan Amount in order to ensure the delivery of the Purchased Assets to the Buyer free and clear of all Liens (other than Permitted Liens) in accordance with the terms and conditions of this Agreement. The Buyer shall provide the Seller with loans (the “Loans” and each, a “Loan”) in an aggregate amount up to the Loan Amount as follows:

(i)      On or before March 31, 2013, in order to fund the subject Loan, the Buyer shall be obligated to pay to the Seller at least fifteen percent (15%) of the net proceeds actually received by the Buyer pursuant to the closing of any debt or equity financing; provided, however, that the Seller shall not be entitled to any amounts, in the aggregate, exceeding the Loan Amount.

(ii)      If prior to the Closing the funded amount of the subject Loan is less than one million eight hundred thousand dollars ($1,800,000), then, at Closing, the Buyer shall pay to the Seller an amount equal to the shortfall.

(b)       In exchange for the Buyer making the Loans, on the date upon which the first Loan is made by the Buyer, the Seller shall deliver to the Buyer a secured promissory note in the principal amount equal to the Loan Amount funded, in substantially the form attached hereto as Exhibit A (the “Note”), which shall be become due and payable on the one year anniversary of the Closing Date. The Note shall be secured by that number of shares of Common Stock representing the Purchase Price with a value equal to the Loan Amount. For the sole purpose of this Section 1.4(b), the shares of Common Stock representing the Purchase Price shall initially be valued at $0.25 per share. Such share value shall be reassessed every quarter following the issuance of the Note based on the thirty (30) day VWAP measured as of the end of such quarter, and the number of shares of Common Stock by which the Note is secured shall be adjusted accordingly; provided, however, that at no time shall the share value be less than $0.25 per share. The Seller will pledge as security, a maximum of seven million two hundred thousand shares (7,200,000) of the Issuers Common Stock received as part of the Purchase Price. Notwithstanding the foregoing, the number of shares will adjusted based on the quaterly review

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as described above. As long as any balance on the Note remains outstanding, the Seller may not sell any shares of Common Stock representing the Purchase Price to a third party without first offering such shares to the Buyer in accordance with Section 6.14.

(c)       Notwithstanding the foregoing, the Loan Amount may be satisfied by the Seller other than by issuance of the Note (the issuance of which must be waived by the Buyer and the Seller in writing) if, on or prior to the Closing Date, the Seller (x) enters into a Contract with a third party whereby it will receive a down payment and/or revenue sharing in at least an amount equal to the Loan Amount, or (y) receives a loan in the minimum amount of one million eight hundred thousand dollars ($1,800,000) from a third party, subject to such terms and conditions as agreed between the Seller and such third party (a “Third Party Loan”).

Section 1.5      Earn-Out Purchase Price.

(a)       The Issuer shall be obligated to issue to the Shareholders, as additional consideration, those shares of Common Stock of the Issuer set forth below (the “Earn-out Purchase Price,” and together with the Closing Purchase Price and the Loans (if any), the “Purchase Price”):

(i)   If Gross Profit equals or exceeds $2,000,000 (the “Gross Profit Target”) on or prior to the twelve (12) anniversary of the Closing Date (the “Earn-out Measurement Date”), then, as soon as practicable following the determination that the Gross Profit Target has been exceeded (but in no event later than ten (10) days after the date of such determination), the Issuer shall issue to the Seller an additional eighteen percent (18%) of all the issued and outstanding shares of Common Stock of the Issuer as of the Closing Date (the “Maximum Earn-out Shares”), which shall increase the Seller’s ownership of all Common Stock of the Issuer issued and outstanding as of the Closing Date from forty-eight percent (48%) to sixty-six percent (66%).

(ii)  In the event that Gross Profit does not exceed the Gross Profit Target on or prior to the Earn-out Measurement Date, then, on the Earn-out Measurement Date, the Issuer shall issue to the Seller that number of shares of Common Stock which is equal to (x) the percentage of the Gross Profit as compared to the Gross Profit Target, multiplied by (y) the Maximum Earn-out Shares. For example, if the Gross Profit is equal to 90% of the Gross Profit Target, then the Seller will receive 90% of the Maximum Earn-out Shares.

(iii)  For the purposes of this Section 1.5(a), “Gross Profit” shall mean the total revenue generated by the Subsidiary of the Buyer which holds the Purchased Assets less total cost of sales as each are reflected on the income statement contained in the applicable unaudited financial statements for the applicable year.  For purposes of calculating Gross Profit, in the event of any conflict between the Buyer’s historic practices and GAAP, GAAP shall prevail. The Buyer shall make a determination as to Gross Profit on a quarterly basis beginning at the end of the first quarter in which the Closing occurs and shall inform the Seller of the same in writing.

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 (iv)  Annex A sets forth an example of the calculations set forth in this Section 1.5(a). To the extent of any inconsistencies or conflicts between Annex A and this Section 1.5(a), this Section 1.5(a) shall govern with respect to the subject matter of such inconsistency or conflict.

(b)   The Buyer shall provide the Seller with determination in writing of the Earn-out Purchase Price at least five (5) calendar days prior to any such issuance (the “Earn-out Payment Determination”).

(c)   In the event of a dispute with respect to the amount of the Earn-out Purchase Price under this Agreement, the Seller may deliver to the Buyer within thirty (30) calendar days of receipt of the Earn-out Payment Determination (such period, the “Earn-out Objection Period”) a written notice stating in reasonable detail any objections (an “Earn-out Objection Notice”) to the calculations with respect to the Earn-out Purchase Price.  During such Earn-out Objection Period, the Buyer shall provide the Seller, its independent accountants and other authorized representatives with access, at reasonable times and upon reasonable notice, to the Buyer’s facilities, books and records and its personnel and accountants.  Any Earn-out Objection Notice shall specify in reasonable detail the reasonable basis therefor and the asserted adjustment to the Earn-out Purchase Price, to the extent applicable.  If the Seller does not give the Buyer an Earn-out Objection Notice within the Earn-out Objection Period, then the Earn-out Purchase Price will be conclusive and binding upon the Seller.

(d)   Following the Buyer’s receipt of any Earn-out Objection Notice, the Seller and the Buyer shall attempt to negotiate in good faith to resolve such dispute.  In the event that the Seller and the Buyer fail to agree on any of the Seller’s proposed adjustments set forth in the Earn-out Objection Notice, within thirty (30) days after the Buyer receives the Earn-out Objection Notice, the Seller and the Buyer agree that the Auditors shall make the final determination regarding the proposed adjustments set forth in the Earn-out Objection Notice (the “Earn-out Disputed Items”). The Buyer and the Seller each shall provide the Auditors with their respective determinations of the Earn-out Disputed Items.  The Auditors shall make an independent determination on the Earn-out Disputed Items and the resultant Earn-out Purchase Price that shall be final and binding on the Seller and the Buyer.  The determination of the Earn-out Disputed Items by the Auditors shall be based on whether such Earn-out Disputed Items have been calculated in accordance with the standards set forth in this Agreement, and the Auditors is not to make any other determination.  The fees, costs and expenses of the Auditors shall be paid by the party whose final determination of the Earn-out Purchase Price was not the same as that determined by the Auditors. If neither party final determination of the Earn-out Purchase Price matches that of the Auditors, the parties shall share equally in the fees, costs and expenses of the Auditors.

Section 1.6  Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Blank Rome LLP, 405 Lexington Ave., New York, NY 10075 at 10:00 a.m. EST on March 31, 2013, as soon as reasonably practicable following the satisfaction or waiver of all of the conditions precedent to Closing hereunder (other than conditions with respect to actions that will take place at the Closing itself), including receipt

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by the Seller of an amount equal to the Loan Amount (whether in connection with the issuance of the Note or otherwise) in accordance with Section 1.4, the closing of the transaction contemplated by the Send Global Purchase Agreement, and the completion of the Financing (as defined below), or at such other date, time and place as the Seller and the Buyer shall mutually agree in writing.  The date of the Closing shall be referred to as the “Closing Date.”  The Seller and the Buyer shall deliver at the Closing such documents, certificates of officers and other instruments as are set forth in Article II hereof and as may reasonably be required to effect the transfer by the Seller of the Purchased Assets pursuant to and as contemplated by this Agreement and to consummate the Asset Sale.  All events which shall occur at the Closing shall be required to occur simultaneously.

Section 1.7  Transfer Taxes.  The Seller shall be responsible for the payment of any sales, use, transfer or similar taxes arising out of or in connection with the Asset Sale.

ARTICLE II.

CONDITIONS TO THE CLOSING

Section 2.1  Conditions to Obligations of Each Party to Effect the Closing.  The respective obligations of each party to this Agreement to effect the Asset Sale shall be subject to the satisfaction at or prior to the Closing of the following conditions:

(a)   No Order.  No temporary restraining order, preliminary or permanent injunction or other Order issued by any court of competent jurisdiction or Governmental or Regulatory Authority or other legal or regulatory restraint or prohibition preventing the consummation of the Asset Sale and the other transactions contemplated by this Agreement shall be in effect; nor shall there be any action taken, or any Law or Order enacted, entered, enforced or deemed applicable to the Asset Sale or the other transactions contemplated by the terms of this Agreement that would prohibit the consummation of the Asset Sale and the other transactions contemplated by this Agreement.

(b)   Closing of the Send Global Purchase Agreement.  The closing of the transaction contemplated by the Send Global Purchase Agreement shall have been consummated.

(c)   Financing.  The Buyer shall have raised funds pursuant to the closing of a financing(s) providing the Buyer with at least $4,000,000 in proceeds (the “Financing”).

Section 2.2  Additional Conditions to Obligations of the Seller.  The obligations of the Seller to consummate the Asset Sale and the other transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions:

(a)   Representations and Warranties.  The representations and warranties of the Buyer contained in this Agreement shall be true and correct in all material respects as of the Closing Date as if made on and as of the Closing Date (other than representations and warranties which by their express terms are made solely as of a specified earlier date, which shall be true and correct in all material respects as of such specified earlier date); provided, however, that, for

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purposes of determining the accuracy of such representations and warranties, all qualifications and exceptions referring to a “material adverse effect on the Buyer” and other materiality qualifications and materiality exceptions contained in such representations and warranties shall be disregarded.

(b)   Performance.  The Buyer shall have performed and complied with in all material respects each agreement, covenant and obligation required by this Agreement to be so performed or complied with by the Buyer at or before the Closing.

(c)   Buyer Certificates.  The Buyer shall have delivered to the Seller a certificate, dated the Closing Date and executed by the President or Chief Executive Officer of Buyer, substantially in the form set forth in Exhibit B-1 hereto, certifying that the matters set forth in Section 2.2(a) and (b) have been satisfied; and certificates, dated the Closing Date and executed by the Secretary of the Buyer, substantially in the form set forth in Exhibit B-2 hereto.

(d)   Loans.  Except as otherwise provided in Section 1.4(b), the Buyer shall have delivered the Loans to the Seller in an aggregate amount equal to the Loan Amount in accordance with Section 1.4(a).

Section 2.3  Additional Conditions to the Obligations of the Buyer.  The obligations of the Buyer to consummate the Asset Sale and the other transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions:

(a)   Representations and Warranties.  The representations and warranties of the Seller contained in this Agreement shall be true and correct in all material respects (other than Section 3.6(i) (Absence of Material Adverse Effect) which shall be true and correct in all respects) as of the Closing Date as if made on and as of the Closing Date (other than representations and warranties which by their express terms are made solely as of a specified earlier date, which shall be true and correct in all material respects as of such specified earlier date); provided, however, that, for purposes of determining the accuracy of such representations and warranties, any limitation or qualification as to “materiality” or “Material Adverse Effect” set forth therein (other than Section 3.6(i)) shall be disregarded.

(b)   Performance.  The Seller shall have performed and complied with in all material respects each agreement, covenant and obligation required by this Agreement to be so performed or complied with by the Seller on or before the Closing Date.

(c)   Seller Certificates.  The Seller shall have delivered to the Buyer a certificate, dated as of the Closing Date and executed by the President or Chief Executive Officer of the Seller, substantially in the form set forth in Exhibit C-1 hereto, certifying that the matters set forth in Section 2.3(a) and (b) have been satisfied; and a certificates, dated as of the Closing Date and executed by the Secretary of the Seller, substantially in the form set forth in Exhibit C-2 hereto.

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(d)   No Material Adverse Effect. From and after the date hereof, there shall not have occurred any event or change or circumstance that has had, will have, or could reasonably be expected to have a Material Adverse Effect on the Business.

(e)   Completion of Satisfactory Audit. The Auditors shall have completed the Audit and there shall be no material deviation from what is shown in the Financial Statements, which shall be solely determined by the Auditors. The cost for the Audit will be underwritten by the Buyer.

(f)    Stockholder Approval.  The Seller shall have obtained from its stockholders, at a meeting duly called and held for vote, approval of the Asset Sale.

(g)   Bill of Sale.  The Seller shall have executed and delivered a Bill of Sale, substantially in the form set forth in Exhibit D.

(h)   Patent, Trademark and Domain Name Assignments.  The Seller shall have executed and delivered a Patent Assignment, substantially in the form set forth in Exhibit E, a Trademark Assignment, substantially in the form set forth in Exhibit F, and a Domain Name Assignment, substantially in the form set forth in Exhibit G.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF THE SELLER

Subject to the exceptions set forth in the Disclosure Schedule (each of which exceptions, in order to be effective, shall clearly indicate the Section and, if applicable, the Subsection of this Article III to which it relates) delivered herewith and dated as of the date hereof, the Seller hereby represents and warrants to the Buyer as follows:

Section 3.1  Organization.  The Seller is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Nevada. The Seller has full corporate power and authority to (i) conduct the Business as now conducted, (ii) own, use, license and lease the Purchased Assets, and (iii) perform its obligations under all Contracts to which it is a party.

Section 3.2  Authority.  The Seller has full corporate power and authority to execute and deliver this Agreement and the other agreements which are attached (or forms of which are attached) hereto (the “Ancillary Agreements”) to which the Seller is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  This Agreement and the Ancillary Agreements to which the Seller is a party have been or will be, as applicable, duly and validly executed and delivered by the Seller and, assuming the due authorization, execution and delivery hereof and thereof by each other party thereto, each constitutes or will constitute, as applicable, a legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with its respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance,

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reorganization, moratorium or other similar Laws relating to the enforcement of creditors’ rights generally and by general principles of equity.

Section 3.3  No Conflict with Other Instruments.  The execution, delivery and performance by the Seller of this Agreement and the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby, will not (a) violate or conflict with any provision of the Organizational Documents of the Seller, (b) violate any provision of Law or any Order applicable to the Seller or any of the Purchased Assets, (c) violate or result in a breach of or constitute (with due notice or lapse of time or both) a default under, or permit the termination of any provision of, or result in the termination of, the acceleration of the maturity of, or the acceleration of the performance of any obligation of the Seller under any Material Contract or (d) result in the creation or imposition of any Lien upon any of the Purchased Assets.

Section 3.4  Financial Statements.

(a)   Attached hereto as Section 3.4 of the Disclosure Schedule are the following financial statements of the Business (collectively the “Financial Statements”):  (i) the unaudited consolidated balance sheets and statements of income as of and for the fiscal year ended March 31, 2010; (ii) the unaudited consolidated balance sheets and statements of income as of and for the fiscal year ended March 31, 2011; and (iii) the unaudited consolidated balance sheets and statements of income (the “Most Recent Financial Statements”) as of and for the fiscal year ended March 31, 2012  (the “Most Recent Fiscal Year End”).  The Financial Statements (including the notes thereto, where applicable) (i) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, (ii) were compiled from the books and records of the Business, and (iii) present truthfully, fairly and accurately in all material respects the financial condition of the Business as of such dates and the results of operations of the Business for such periods; provided, however, that the Financial Statements lack footnotes and other presentation items, which in the aggregate are not material.

(b)   The books of account and other financial records of the Business (i) are in all material respects complete and correct, and do not contain or reflect any material inaccuracies, and (ii) have been maintained in accordance with reasonable business and accounting practices, subject, in each case, to the notes to the Financial Statements.

Section 3.5  No Undisclosed Liabilities.  Except as disclosed in Section 3.5 of the Disclosure Schedule, there are no Liabilities of, relating to or affecting the Business or any of the Purchased Assets, other than (i) Liabilities fully and adequately reflected in the Most Recent Financial Statements and (ii) those incurred since the Most Recent Fiscal Year End in the ordinary course of business consistent with past practice.

Section 3.6  Absence of Changes.  Except as set forth in Section 3.6 of the Disclosure Schedule and except for actions taken in connection with the negotiation, execution and delivery of this Agreement and the Ancillary Agreements, since the Most Recent Fiscal Year End:

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(i)      there has not been any Material Adverse Effect, and no event has occurred that will, or would reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect;

(ii)     the Seller has not has sold, leased, transferred, or assigned any of the Purchased Assets;

(iii)    there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the Purchased Assets;

(iv)    the Seller has not amended or prematurely terminated, or waived any material right or remedy under, any Material Contract;

(v)     except for actions taken in the ordinary course of business consistent with past practice, the Seller has not (x) acquired, leased or licensed any right or other asset from any other Person, (y) leased or licensed any right or other asset to any other Person, or (z) waived or relinquished any right, except for an immaterial right or other immaterial asset, that is a Purchased Asset;

(vi)    the Seller has not made any pledge of any of the Purchased Assets or otherwise permitted any of the Purchased Assets to become subject to any Liens, except for pledges of immaterial assets made in the ordinary course of business and consistent with past practice;

(vii)   except for actions taken in connection with the negotiation, execution or delivery of this Agreement and the Ancillary Agreements, the Seller has not entered into any material transaction or taken any other material action outside the ordinary course of business or inconsistent with past practices; and

(viii)  the Seller has not agreed or committed to take any of the foregoing actions.

Section 3.7  Real Property.

(a)   The Seller does not own any real property.

(b)   The Lease is the only real property currently leased, licensed or subleased by the Seller or otherwise used or occupied by the Seller (the “Leased Real Property”).  The Lease is in full force and effect and, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity, is valid, effective and enforceable in accordance with its terms.  There is not any existing breach, default or event of default (or event which with notice or lapse of time, or both, would constitute a default) under the Lease by the Seller or any guarantor of the Seller’s obligations thereunder (if any) or, to the Seller’s Knowledge, any other party under any of the Lease.  Except for the Lease, the Seller does not hold any leasehold interests in any real property.  Except as set forth on Section 3.7(b) of the Disclosure Schedule, (i) no parties

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other than the Seller are physically occupying or using, or have a right to occupy or use, any Leased Real Property, (ii) the Leased Real Property is used only for the operation of the Business, (iii) the Leased Real Property constitutes all of the real property used or held for use by the Seller in the conduct of the Business, (iv) the Leased Real Property and the physical assets of the Seller are, in all material respects, in good condition and repair and regularly maintained in accordance with standard industry practice, and (v) the Leased Real Property is in compliance, in all material respects, with all applicable Laws.

Section 3.8  Title; Sufficiency of Purchased Assets.

(a)   The Seller has good, marketable and valid title to, or, in the case of leased Purchased Assets, valid leasehold interests in, the Purchased Assets free and clear of any Liens except Permitted Liens.

(b)   The Purchased Assets constitute all of the rights, contracts, property and assets, tangible and intangible, necessary to operate the Business in the manner presently operated by the Seller.  All of the Purchased Assets are in good operating condition and repair, ordinary wear and tear excepted, and suitable in all material respects for their current use.

Section 3.9  Intellectual Property.

(a)   Section 3.9(a) of the Disclosure Schedule sets forth a complete and current list of registrations/patents and applications of Intellectual Property owned by the Seller (“Seller Registered Intellectual Property”) (including all trademarks and service marks that the Seller have used with the intent of creating or benefiting from any common law rights relating to such marks), and the owner of record, date of application or issuance, and relevant jurisdiction as to each.

(b)   Except as set forth on Section 3.9(b) of the Disclosure Schedule, the Seller owns all right, title and interest in and to, or have a valid and enforceable, transferable license to use, all Intellectual Property that is used in connection with the Business (the “Seller Intellectual Property”).  Each item of Seller Registered Intellectual Property is owned by the Seller free and clear of any Liens.  No Seller Register Intellectual Property is the subject of any proceeding before any governmental, registration or other authority in any jurisdiction, including any office action or other form of preliminary or final refusal of registration.

(c)   No present or former employee, officer or director of the Seller, or agent, outside contractor or consultant of the Seller, holds any right, title or interest, directly or indirectly, in whole or in part, in or to any Seller Intellectual Property.  To the extent that any Seller Intellectual Property has been developed or created by any Person other than the Seller, the Seller has a written agreement with such Person with respect thereto and the Seller has either (i) obtained ownership of, and is the exclusive owner of, all such Intellectual Property by operation of law or by valid assignment of any such rights or (ii) has obtained a License under or to such Intellectual Property as disclosed under Section 3.9(c) of the Disclosure Schedule.

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(d)   Section 3.9(d) of the Disclosure Schedule lists all Contracts (including all inbound Licenses) relating to the Seller Intellectual Property or to the right of the Seller to use the proprietary rights of any third party, other than standard Licenses for off-the-shelf, shrink-wrap software or “open source” code that is commercially available on reasonable terms to any Person.  The Seller is not in breach of, nor has it failed to perform under, any of the foregoing Contracts and Licenses in any material respect.

(e)   To the Seller’s Knowledge, the operation of the Business as currently conducted does not:  (i) infringe or misappropriate the Intellectual Property of any Person, (ii) materially violate any term or provision of any License or Contract concerning the Intellectual Property of any Person, or (iii) constitute unfair competition or an unfair trade practice under any Law, and the Seller has not received written notice from any Person claiming that such operation or any act, product, technology or service (including products, technology or services currently under development) of the Seller infringes or misappropriates the Intellectual Property of any Person or constitutes unfair competition or trade practices under any Law.

(f)    To the Seller’s Knowledge, no Person is infringing or misappropriating any Seller Intellectual Property, and the Seller (i) has not asserted or threatened in writing or orally any claim against any Person alleging any infringement, misappropriation or violation of any Seller Intellectual Property and (ii) is not aware of any facts or circumstances which could give rise to a such claim.

Section 3.10    Information Technology.  Except as set forth on Section 3.10 of the Disclosure Schedule:

(i)  all Information Technology currently used in connection with the operations of the Business is owned by or leased or licensed to the Seller.  As of the date hereof, no notice of material defect has been sent or received by the Seller in respect of any license or lease under which the Seller receives Information Technology;

(ii)     the Information Technology owned or leased by the Seller has the capacity and performance necessary to fulfill the requirements it currently performs;

(iii)    all of the Information Technology owned by the Seller is held by the Seller as sole, legal and beneficial owner and is held free of all Liens; and

(iv)    none of the records, systems, controls and/or data used by the Seller is recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process whether computerized or not) which are not under the exclusive ownership and control of the Seller.

Section 3.11    Material Contracts.

(a)   Section 3.11(a) of the Disclosure Schedule contains a true and complete list of each of the following Contracts or other arrangements (true and complete copies of which

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or, if none, reasonably complete and accurate written descriptions thereof, together with all amendments and supplements thereto and all waivers of any terms thereof, have been made available to the Buyer prior to the execution of this Agreement), relating to the Purchased Assets to which the Seller is a party or by which any of the Purchased Assets is bound:

(i)  any credit agreement, loan agreement, letter of credit, repurchase agreement, mortgage, security agreement, guarantee, pledge agreement, trust indenture, promissory note or other document or arrangement relating to the borrowing of money (whether as lender or borrower) or for lines of credit which are secured by the Purchased Assets;

(ii)  all guarantees of any Indebtedness or other obligations to any Person, including any agreement of guarantee, support, assumption or endorsement of, or any similar commitment with respect to, the obligations, Liabilities or Indebtedness of any other Person which are secured by the Purchased Assets;

(iii)    any Contract for the sale or purchase of any material assets, material property or material rights;

(iv)    the Lease;

(v)     all Contracts that limit or contain restrictions on the ability of the Seller to sell any Purchased Assets;

(vi)    any Contract limiting or restraining the Seller from engaging or competing in any lines of business or geographical area or with any Person with respect to any business substantially similar to the Business;

(vii)   any material License or other agreement pertaining to the Seller Intellectual Property (except agreements for commercially available, off-the-shelf software);

(viii)   without duplication of the any of the items above, any Contract requiring payments to or by the Seller of more than $25,000 in any year or $50,000 over the life of any such Contract which are secured by the Purchased Assets; and

(ix)    any other Contract which is material to the Business (collectively, the “Material Contracts”).

(b)   Each Material Contract is in full force and effect and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms, and to the Seller’s Knowledge, each other party thereto.

(c)   Except as set forth in Section 3.11(c) of the Disclosure Schedule:

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(i)  the Seller has not violated or breached, or committed any default under, any Material Contract in any material respect to which it is a party, and, to the Seller’s Knowledge, no other Person has violated, breached, or committed any default under any such Material Contract in any material respect;

(ii)  to the Seller’s Knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, (A) result in a violation or breach of any of the provisions of any Material Contract, (B) give any Person the right to declare a default or exercise any remedy under any Material Contract, (C) give any Person the right to accelerate the maturity or performance of any Material Contract, or (D) give any Person the right to cancel, terminate or modify any Material Contract; and

(iii)     the Seller has not waived any of its material rights under any Material Contract.

(d)   Except as set forth in Section 3.11(d) of the Disclosure Schedule, the Seller has not guaranteed or otherwise agreed to insure or become liable for, nor pledged any of the Purchased Assets to secure, the performance or payment of any obligation or other Liability of, any other Person.

(e)   The Seller has no Knowledge of any basis upon which any party to any Material Contract may object to (i) the assignment to the Buyer of any right under such Material Contract, or (ii) the delegation to or performance by the Buyer of any obligation under such Material Contract.

Section 3.12    Employees.

(a)   A complete and accurate list of all current employees, officers, directors, contractors and consultants of the Business as of the date hereof, together with their position and current salary, is included in Section 3.12(a) of the Disclosure Schedule.

(b)   Except as described in Section 3.12(b) of the Disclosure Schedule, as of the date hereof, there are no outstanding offers of employment or engagement made to any individual by the Seller and there is no one who has accepted an offer of employment or engagement made by the Seller who has not yet taken up that employment or engagement.

(c)   No Legal Proceeding in respect of any employee of the Business is pending or, to the Knowledge of the Seller, threatened against the Seller by or on behalf of any past, present or prospective employee of the Seller, including any Legal Proceeding related to discrimination, harassment, retaliation, wrongful termination, refusal to hire, workers’ compensation or, disability or pursuant to any contract or tort theory.  The Seller has paid in full to all of its employees all wages, salaries, bonuses, benefits, commissions and other compensation due to them or otherwise arising under any law, plan, policy, practice, program or agreement and have not unlawfully withheld any such wages, salaries, bonuses, benefits, commissions or other compensation.

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(d)   The Seller is in compliance in all material respects with all applicable Laws relating to employment, including those Laws governing employment practices, the terms and conditions of employment, compensation, payment of wages, health and safety, labor relations and plant closings, including the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Equal Pay Act, the Fair Labor Standards Act, the National Labor Relations Act, Occupational Safety and Health Administration (OSHA), and Title VII of the Civil Rights Act of 1964, as amended, for its employees.

Section 3.13    Compliance and Licenses.

(a)   The Seller holds no material Permits necessary for the carrying on of the Business as carried on as of the Closing.

(b)   To the Seller’s Knowledge, no Permit currently held by the Seller and necessary for the carrying on of the Business as carried on as of the Closing will not be renewed in whole or in part nor has the Seller received any notice that any material Permit is likely to be revoked, suspended or cancelled.

(c)   The Seller has operated and conducted the Business in all material respects in accordance with all applicable Laws applicable to the ownership of the Purchased Assets or operation of the Business, and no Legal Proceeding has been filed or commenced against the Seller alleging any failure to so comply.  The Seller has not received any written communication from any Governmental or Regulatory Authority alleging that it is not in compliance with any Laws applicable to the ownership of the Purchased Assets or operation of the Business.

(d)   The Seller is not the subject of any court-imposed, governmental or regulatory prohibition or injunction, and, to the Seller’s Knowledge, no such prohibition or injunction is imminent and no proceedings in respect thereof have been commenced.  Since January 1, 2012, the Seller has not received notification that any investigation or inquiry is being, or has been, conducted by, or received any request for information from any governmental, regulatory or other authority, department, board, body or agency in respect of its affairs.

Section 3.14    Customers and Suppliers.  No customer or supplier has terminated or adversely changed in any material respect or, to the Seller’s Knowledge, has threatened to terminate or adversely change in any material respect its relationships with the Seller as it relates to the Business and, to the Seller’s Knowledge, there are no facts or circumstances, including the consummation of the Asset Sale, that will adversely affect such relationships.

Section 3.15    Approvals.  Except as set forth in Section 3.15 of the Disclosure Schedule, no Approval from any Governmental Entity or any other Person under any Material Contract is required by or with respect to the Seller in connection with the execution and delivery by the Seller of this Agreement and the Ancillary Agreements, or the performance by the Seller of its obligations hereunder or thereunder.

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Section 3.16    Tax.  There are no Liens on any of the Purchased Assets with respect to Taxes.  The Seller is not (nor has it ever been) a party to any tax sharing agreement.  Since inception, the Seller has not been a distributing corporation or a controlled corporation in a transaction described in Section 355(a) of the Code.

Section 3.17    Environmental Matters.  No Environmental Permits are necessary to, or required for, the operation of the Business as currently conducted. The Seller is in material compliance with (i) all terms, conditions and provisions of its Environmental Permits and (ii) all applicable Environmental Laws.

Section 3.18    Absence of Litigation.  Except as may be set forth on Section 3.18(a) of the Disclosure Schedule, no Legal Proceeding by or before any Governmental or Regulatory Authority is currently pending against or, to the Seller’s Knowledge, threatened against the Seller with respect to the Purchased Assets, and the Seller does not know or have reasonable grounds to know of any basis for any such Legal Proceedings.  Neither the Business nor any Purchased Asset is subject to any outstanding Order.

Section 3.19    Related Party Transactions.  Except as otherwise disclosed in the Financial Statements: (a) no Related Party has any direct or indirect interest of any nature in any of the Purchased Assets; (b) since January 1, 2011, no Related Party has entered into, or has had any direct or indirect financial interest in, any Contract, transaction or business dealing of any nature involving the Business; (c) no Related Party is competing, or has at any time since January 1, 2011 competed, directly or indirectly, with the Business; and (d) no Related Party has any claim or right against any Purchased Assets.

Section 3.20    Accounts Receivable.

(a)   Section 3.20(a) of the Disclosure Schedule lists all accounts receivables, notes receivables and other receivables of the Business as of the Most Recent Fiscal Year End, including the relevant obligations and date of invoice in respect thereof, which (a) arose from bona fide sales transactions in the ordinary course of business, consistent with past practice, and are payable on ordinary trade terms, (b) are legal, valid and binding obligations of the respective debtors enforceable in accordance with their respective terms, and (c) are not subject to any valid set-off, counterclaim or rebate.

(b)   The accounts and notes receivable of the Business reflected on the Financial Statements, and all accounts and notes receivable arising subsequent to the Most Recent Fiscal Year End, (a) arose from bona fide sales transactions in the ordinary course of business, consistent with past practice, and are payable on ordinary trade terms, (b) are legal, valid and binding obligations of the respective debtors enforceable in accordance with their respective terms, and (c) are not subject to any valid set-off, counterclaim or rebate.

Section 3.21    Brokers or Finders.  Except as set forth in Section 3.21 of the Disclosure Schedule, no person is entitled to receive from the Seller any finder’s fee, brokerage or other commission in connection with this Agreement or the sale and purchase of all or part of the Purchased Assets.

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Section 3.22    Accredited Investor.

(a)   Offering Exemption.  The Seller understands that the shares of Common Stock representing the Purchase Price have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), nor qualified under any state securities laws, and that they are being offered and sold pursuant to an exemption from such registration and qualification based in part upon the representations of the Seller contained herein.

(b)   Knowledge of Offer.  The Seller is familiar with the business and operations of the Issuer and has been given the opportunity to obtain from the Issuer all information that it has requested regarding its business plans and prospects.  The Seller has had full access to all information relating to the Issuer.

(c)   Knowledge and Experience; Ability to Bear Economic Risks.  The Seller is an “accredited investor” as such term is defined in Rule 501(a) of the Securities Act and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the investment in the Common Stock of the Issuer contemplated by this Agreement.  The Seller is able to bear the economic risk of its investment in the Issuer (including a complete loss of its investment).

(d)   Limitations on Disposition.  The Seller understands that it must bear the economic risk of its investment in the Issuer indefinitely unless its shares of Common Stock are registered pursuant to the Securities Act or an exemption from such registration is available, and unless the disposition of such securities is qualified under applicable state securities laws or an exemption from such qualification is available.  The Seller further understands that there is no assurance that any exemption from the Securities Act will be available, or, if available, that such exemption will allow the Seller to transfer any or all of the shares of its Common Stock, in the amounts, or at the time the Seller might propose.

(e)   Investment Purpose.  The Seller is acquiring the shares of Common Stock solely for its own account for investment and not with a view toward the resale, transfer, or distribution thereof, nor with any present intention of distributing the shares of Common Stock.  No other person has any right with respect to or interest in the shares of Common Stock to be issued to the Seller, nor has the Seller agreed to give any Person any such interest or right in the future.

Section 3.23    No Limitation; No Misleading Statements.

(a)   No investigation or due diligence conducted by, or knowledge obtained by, the Buyer shall limit, modify or negate any of the foregoing representations and warranties.

(b)   No representation, warranty or other statement made herein or in the Disclosure Schedule by the Seller and no statement contained in any certificate, list or other writing provided to the Buyer pursuant to this Agreement contains any untrue statement of a material fact or omits a material fact necessary to make such statements contained herein or therein not misleading.

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ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer hereby represent and warrant to the Seller as follows:

Section 4.1  Organization.  The Buyer is a corporation duly incorporated, validly existing and in good standing under the Laws of the state of Nevada.  The Buyer has full corporate power and authority to own, lease, license and operate its properties, to perform its obligations under all Contracts, and to carry on its business as now being conducted.

Section 4.2  Authority.  The Buyer has full corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder and consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and all Ancillary Agreements to which it is a party, the performance by the Buyer of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Buyer.  This Agreement and all Ancillary Agreements to which it is a party is a valid and binding obligation of the Buyer.

Section 4.3  Capitalization; Valid Issuance of Common Stock.  Upon their issuance pursuant to this Agreement, the shares of Common Stock representing the Purchase Price will be duly authorized, validly issued, and fully paid and nonassessable, free and clear of any Liens.  As of the date hereof, there exists no: (a) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any equity interest in the Issuer; (b) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any equity interest in the Issuer; (c) agreement, conversion right, preemptive right or other right to subscribe for, purchase or otherwise acquire any equity interest in the Issuer; or (d) outstanding obligation of Issuer to repurchase, redeem or otherwise acquire, or register under the Securities Act, any outstanding equity interests in the Issuer.

Section 4.4  No Conflict with Other Instruments.  The execution, delivery and performance by the Buyer of this Agreement and all Ancillary Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby, will not (a) violate or conflict with any provision of the Organizational Documents of the Buyer, (b) violate any provision of Law or any Order applicable to the Buyer, or (c) violate or result in a breach of or constitute (with due notice or lapse of time or both) a default under, or permit the termination of any provision of, or result in the termination of, the acceleration of the maturity of, or the acceleration of the performance of any obligation of the Buyer under any Contract to which the Buyer is a party, except in the case of clauses (b) and (c), for such violations, breaches, defaults, terminations or accelerations which would not reasonably be expected to, individually or in the aggregate, have a material adverse effect on or otherwise materially impair or materially delay the Buyer’s ability to consummate the transactions contemplated by this Agreement and the Ancillary Agreements.

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Section 4.5  Governmental Approvals.  No approval from any Governmental or Regulatory Authority is required by or with respect to the Buyer in connection with the execution and delivery of this Agreement and all Ancillary Agreements to which it is a party, or the performance by the Buyer of its obligations hereunder or thereunder, except for such Approvals as may be required under federal or state securities laws in connection with the transactions set forth herein or which the failure to obtain would not reasonably be expected to, individually or in the aggregate, materially impair or materially delay the Buyer’s ability to consummate the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 4.6  Brokers or Finders.  Except for those amounts due to Endeavor Global Partners Corporation or an Affiliate thereof, no person is entitled to receive from the Buyer any finder’s fee, brokerage or other commission in connection with this Agreement or the Asset Sale.

ARTICLE V.

CONDUCT PRIOR TO THE CLOSING DATE

Section 5.1  Conduct of Business of the Seller.

(a)   Except as set forth on Section 5.1 of the Disclosure Schedule, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement and the Closing, the Seller agrees (unless the Seller is required to take such action pursuant to this Agreement or the Buyer shall give its prior consent in writing) to carry on its business in the usual, regular and ordinary course consistent with past practice, to maintain in all material respects the Purchased Assets in their present order and condition (normal wear and tear excepted) and to deliver the Purchased Assets in such condition and to use all commercially reasonable efforts to preserve its relationships with customers, carriers, suppliers, vendors, distributors, licensors, licensees, independent contractors and other Persons having business dealings with it, all with the express purpose and intent of preserving its goodwill and ongoing businesses at the Closing Date.  In addition, the Seller shall, prior to the Closing, cooperate in good faith with the Buyer to facilitate the transition of the Seller’s customers, carriers, suppliers, vendors and distributors, including obtaining assignments, consents, and assurances from such third parties with respect to the Asset Sale.  Without limiting the generality of the foregoing, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing, except as set forth in the Disclosure Schedule or as required or expressly permitted by this Agreement or with the prior written consent of the Buyer, the Seller shall not do, cause or permit any of the following:

(i)      enter into any Contract or commitment which would be a Material Contract if entered into prior to the date hereof or violate, amend or otherwise modify or waive any of the terms of any of its Material Contracts;

(ii)     dispose of, license or transfer to any person or entity any rights to any Seller Intellectual Property;

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(iii)     enter into or amend any Contract pursuant to which any other party is granted exclusive marketing or other exclusive rights of any type or scope with respect to any of the Purchased Assets;

(iv)     sell, lease, license or otherwise dispose of or encumber any of the Purchased Assets, except for sales of products in the ordinary course of business consistent with past practice; or

(v)     take or agree in writing or otherwise to take, any of the actions described by the foregoing.

(b)   Notwithstanding the foregoing, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing, the Seller may raise funds and encumber assets of the Business without the prior written consent of the Buyer (but with prior written notice to the Buyer) so long as, at Closing, the Seller delivers the Purchased Assets to the Buyer free and clear of all Liens (other than Permitted Liens) as required by this Agreement.

Section 5.2  Conduct of the Business of the Buyer.  During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement and the Closing, the Buyer shall not, and shall not permit any of its Affiliates to take, or agree to commit to take, (a) any action that would or is reasonably likely to delay the receipt of, or impact the ability of a party to obtain, any approval or consent necessary for the consummations of the transactions contemplated by this Agreement and the Ancillary Agreements or (b) any action that would or is reasonably likely to impair or delay the Closing. For the avoidance of doubt, the Buyer may, at any time, sell, issue, distribute or otherwise deliver shares of Common Stock as part of an acquisition, financing, offering or otherwise.

ARTICLE VI.

ADDITIONAL AGREEMENTS

Section 6.1  Access to Information.  Between the date of this Agreement and the earlier of the Closing Date or the termination of this Agreement, upon reasonable notice, and except as determined in good faith to be appropriate to ensure compliance with any applicable Laws and subject to any applicable attorney-client privileges, the Seller shall (a) give the Buyer and its Representatives reasonable access to all Books and Records of the Seller during normal business hours, whether located on the premises of the Seller or at another location, provided that the Seller shall have the right to have a Representative present during any such inspection; (b) cause its officers to furnish the Buyer such financial, operating, technical and product data and other information of the Seller as the Buyer from time to time may reasonably request, including financial statements and schedules, for purposes of preparing to operate the Business following the Closing; provided, however, that such investigation shall not unreasonably interfere with any of the businesses, personnel or operations of the Seller.

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Section 6.2  Confidentiality.  The parties acknowledge that the Buyer and the Seller have previously executed a non-disclosure agreement dated September 15, 2011 (the “Confidentiality Agreement”), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms.

Section 6.3  Seller Approvals.  The Seller, at its expense, shall use commercially reasonable efforts to obtain all Approvals from Governmental or Regulatory Authorities or under any of the Contracts or other agreements of the Seller as may be required in connection with the Asset Sale so as to preserve all rights of and benefits to the Seller thereunder and the Buyer shall provide the Seller with such assistance and information as is reasonably required to obtain such Approvals.  To the extent that the Purchased Assets may not be transferred to the Buyer hereunder without the Approval of another Person which Approval has not been obtained, this Agreement shall not constitute an agreement to transfer the same if an attempted transfer would constitute a breach thereof or be unlawful, and the Seller, at its expense, shall use its commercially reasonable efforts to obtain any such required Approval(s) as promptly as possible.  If any such Approval shall not be obtained or if any attempted transfer would be ineffective or would impair the Buyer’s rights so that the Buyer would not in effect acquire the benefit of all such rights, the Seller, to the maximum extent permitted by Law, shall cooperate after the Closing with the Buyer in efforts to obtain for them the benefits thereunder and shall cooperate, to the maximum extent permitted by Law, with the Buyer in any other reasonable arrangement designed to provide such benefits to the Buyer.

Section 6.4  Termination of Liens.  Prior to the Closing, the Seller shall file, and execute and deliver, all documents necessary to release the Purchased Assets from any Lien (other than Permitted Liens), if any, and shall provide evidence reasonably satisfactory to the Buyer of the release of all such Liens, if required.

Section 6.5  Notice of Developments.  The Seller shall give prompt notice to the Buyer, and the Buyer shall give prompt notice to the Seller, of the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any condition in Article II to not be satisfied; provided, however, that the delivery of any notice pursuant to this Section 6.5 shall not limit or otherwise affect any remedies available to the party receiving such notice.

Section 6.6  Expenses.  Except as set forth in Section 1.7 (Transfer Taxes), all fees and expenses incurred in connection with the Asset Sale, including all legal, accounting, financial advisory, consulting, and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be the obligation of the respective party incurring such fees and expenses. Notwithstanding the foregoing, the Buyer agrees that all costs related to any audits of the Seller, including the Audit, will be performed at the Buyer’s sole expense.

Section 6.7  Public Disclosure.  Unless otherwise required by Law (including federal and state securities laws) prior to the Closing Date, no public disclosure (whether or not in response to any inquiry) of the existence of any subject matter of, or the terms and conditions of,

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this Agreement shall be made by any party hereto unless approved by the Buyer and the Seller in writing prior to release (such approval not to be unreasonably withheld or delayed) unless, in the reasonable opinion of counsel, required by Law, applicable stock exchange rule or any listing agreement. The parties hereto acknowledge and agree that each of the Buyer and the Seller may be required to file a Current Report on Form 8-K disclosing the transactions contemplated by this Agreement and attaching as an exhibit thereto a copy of this Agreement.

Section 6.8  Takeover Statutes.  If any Takeover Statute is or may become applicable to the transactions contemplated hereby, the board of directors (or equivalent body) of the Seller will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement and the Ancillary Agreements may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate the effects of any Takeover Statute on any of the transactions contemplated hereby.

Section 6.9  Electronic Data.  Prior to the Closing, the Seller shall be permitted to delete any and all electronic data that does not relate to the Business that resides on any computer included in the Purchased Assets and shall use commercially reasonable efforts to provide the Buyer with electronic data included in the Purchased Assets relating exclusively to the Seller or the Business such that the Buyer shall have access to electronic data necessary to operate the Business in all material respects in the manner presently operated by the Seller as of the Closing Date.

Section 6.10    Business Relationships.  After the Closing, the Seller shall cooperate with the Buyer, at the Buyer’s sole expense, in its efforts to continue and maintain for the benefit of the Buyer those business relationships of the Seller existing prior to the Closing and relating to the Business, including relationships with customers, carriers, suppliers and vendors of the Business, regulatory authorities, licensors and others.  After the Closing, the Seller shall deliver to the Buyer any mail or correspondence received by the Seller after the Closing Date that is related to the Business or Purchased Assets promptly upon the Seller’s receipt thereof.

Section 6.11    No Shop.  From and after the date hereof to the termination of this Agreement pursuant to Section 8.1, none of the Seller nor any of its Affiliates, nor any of their respective Representatives, shall (a) make any offer or proposal to any third party to, directly or indirectly, (i) sell or otherwise transfer any Purchased Assets or (ii) effect any recapitalization, refinancing, restructuring, merger, consolidation or other business combination involving the Business or the Purchased Assets (any of the foregoing hereinafter referred to as an “Alternative Proposal”), (b) solicit or encourage the initiation of (including by way of furnishing or providing access to information) any inquiries or proposals regarding any Alternative Proposal, (c) have any discussions with or provide any non-public information or data to any third party that would encourage, facilitate or further any effort or attempt to make or implement an Alternative Proposal or (d) enter into any agreement with respect to any Alternative Proposal made by any third party.  The Seller also agrees that it, its Affiliates and Representatives shall immediately cease and terminate any existing activities, discussions and negotiations with any parties other than the Buyer with respect to any of the foregoing, and the Seller shall notify the Buyer immediately if any party approaches the Seller, its Affiliates or Representatives about an

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Alternative Proposal from and after the date hereof to the termination of this Agreement pursuant to Section 8.1.

Section 6.12    Name Changes.

(a)   As soon as practicable after the Closing Date, the Seller and its Affiliates shall cease using the name “AllCom” or any derivation thereof. As soon as reasonably practicable following the Closing Date, the Seller shall have filed with the Secretary of State in the applicable jurisdiction a certificate of amendment to the certificate of incorporation for AllCom executed by an authorized representative of the Seller, which when filed by the Seller shall effectuate the name change of the Seller.  The Seller and its Affiliates shall cooperate after the Closing with the Buyer in any efforts to obtain for them the use of the name “AllCom” or any derivation thereof.

(b)   As soon as practicable after the Closing Date, the Buyer shall have (i) filed with the Secretary of State in the applicable jurisdiction a certificate of amendment to the certificate of incorporation for the Buyer executed by an authorized representative of the Buyer, which when filed by the Buyer shall effectuate the name change to “AllCom,” or a mutually acceptable derivation thereof, and (ii) change its ticker symbol to another symbol to be assigned by the applicable Trading Market

Section 6.13    Non-Solicitation; Non-Competition.  For a period of three (3) years after the Closing Date, the Seller shall not engage in any of the following activities, either directly or indirectly (individually, or through or on behalf of another entity, as owner, partner, agent, employee, consultant, or in any other capacity):

(a)   on behalf of any business which provides unified communications or prepaid calling card products or services (a “Competitor”), seek, solicit, or attempt to establish a business relationship with a Person who (A) was a client, customer, supplier, reseller, distributor, storefront owner, employee, agent or representative of the Business during the twenty-four (24) months preceding the Closing Date, or (B) was solicited by the Seller during the twelve (12) months preceding the Closing Date to become a client, customer, supplier, reseller, distributor, storefront owner, employee, agent or representative of the Business (each, a “Client”);

(b)   hire, solicit, encourage, or engage in any activity to induce any employee of the Buyer or an Affiliate thereof to terminate his or her employment with the Buyer or an Affiliate thereof, or to become employed by, or to enter into a business relationship with, any other Person; provided, however, that the foregoing restriction shall not include general solicitations of employment or hiring of persons responding to general solicitations of employment (including general advertising via periodicals, the Internet and other media) not specifically directed towards employees of the Buyer or an Affiliate thereof.  For purposes of this Section 6.13, the term “employee” includes any individual who is an employee, agent of or consultant to the Buyer or an Affiliate thereof during the twelve (12) month period prior to the Closing Date;

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(c)   establish, engage, own, manage, operate, join or control, or participate in the establishment, ownership, management, operation or control of, or be a director, officer, employee, agent or representative of, or be a consultant to, any Competitor; or

(d)   except as required in the normal course of duties for the Business, request, induce or attempt to limit or influence any Client or other business entity to limit, curtail, cancel or terminate any business it transacts with, or products it provides to or receives from the Buyer or any Affiliate thereof.

Section 6.14    Right of First Offer.

(a)   For a period of eighteen (18) months following the Closing Date, the Seller may not sell any shares of Common Stock representing the Purchase Price (a “Proposed Sale”) to a third party (a “Third Party”) without first offering to sell such shares (the “Sale Shares”) to the Buyer by delivering to the Buyer written notice of the Proposed Sale (a “Notice of Proposed Sale”).  The Notice of Proposed Sale shall state the name and address of the Third Party, the price or other consideration to be paid by the Third Party (“Sale Price”) and all other terms and conditions of such Proposed Sale (“Sale Terms”).

(b)   The Buyer shall have the option to purchase the Sale Shares by giving written notice (“Notice of Exercise”) to the Seller within ten (10) days after the date of the Notice of Proposed Sale. If the Buyer shall have exercised its option to purchase the Sale Shares, closing on such sale shall be held, and the Seller shall tender to the Buyer an assignment of all of the Seller’s right, title and interest in and to the Sale Shares, free and clear of all Liens, within ten (10) days after the date that the Notice of Exercise is delivered by the Buyer, and, in consideration therefor, (i) the Buyer shall pay an amount in cash to the Seller equal to the Sale Price, or (ii) in the event that the Note has been issued and a balance remains outstanding, the Buyer may, at its option, reduce the principal amount of the Note by an amount equal to the Sale Price.

(c)   If the Sale Shares are not purchased by the Buyer pursuant to this Section 6.14, the Seller may sell the Sale Shares to the Third Party at any time following the delivery of the Notice of Proposed Sale, but only at the Sale Price and upon the Sale Terms unless the procedures set forth herein are again followed.

(d)   Notwithstanding anything to the contrary contained herein, from and after the Closing Date, the Seller shall have the right to distribute the shares of Common Stock representing the Purchase Price to its stockholders, and this Section 6.14 shall be inapplicable to any such distributions; provided, however, that, to the extent that the Note has been issued by the Seller, so long as the Note remains outstanding, the Seller shall maintain ownership of that number of shares of Common Stock required to secure the Note pursuant to the terms and conditions of the Note.

Section 6.15    Director Appointments.  Each of the Buyer and the Seller shall have the right to appoint to the Board of Directors of the Issuer (the “Board”) two (2) directors, and the parties shall use commercially reasonable efforts to cause such appointments to be effected as

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promptly as practicable following the Closing. In addition, the parties hereby agree that, as promptly as practicable following the Closing, the majority of the directors chosen by the Buyer and Seller shall nominate an individual to be appointed to the Board as an independent director. For the avoidance of doubt, as a condition to any appointment, all directors shall meet the qualification requirements to be a director under the current policies and procedures of the Issuer.

Section 6.16    Employment Agreements.  The Buyer shall enter into employment agreements with Thomas Skala, Randall Skala, Stuart Scamman and R.L. Hayes, substantially in the form set forth in Exhibit H (the “Employment Agreements”), at Closing or as soon as reasonable practible thereafter.

Section 6.17    Provision Respecting Legal Representation.  It is acknowledged by each of the parties hereto that the Buyer has retained Blank Rome LLP (“BR”) to act as its counsel in connection with the transactions contemplated hereby and that BR has not acted as counsel for any other party hereto in connection with the transactions contemplated hereby and that none of the other parties hereto has the status of a client of BR for conflict of interest or any other purposes as a result thereof.  The Seller has waived any conflict or potential conflict that may result from the representation of the Buyer by BR in respect of the Asset Sale.

ARTICLE VII.

SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION PROVISIONS

Section 7.1      Survival of Representations and Warranties.

(a)   Each party shall have the right to rely fully upon the representations, warranties, covenants and agreements of the other party contained in this Agreement or in any instrument delivered pursuant to this Agreement.  The representations, warranties, covenants and agreements contained in this Agreement or in any instrument delivered pursuant to this Agreement shall not be affected by any investigation conducted for or on behalf of the Buyer with respect thereto or any knowledge acquired by the Buyer or its officers, directors, employees or agents as to the accuracy or inaccuracy of any such representation or warranty.

(b)   Except to the extent a different period is expressly set forth herein, the representations, warranties, agreements and other provisions in this Agreement shall survive the Closing and shall terminate on the date which is twelve (12) months after the Closing Date (the “Expiration Date”); provided that the representations and warranties set forth in (i) Sections 3.1 (Organization), 3.2 (Authority), 3.23 (Brokers or Finders), 4.1 (Organization), 4.2 (Authority) and 4.7 (Brokers or Finders) (collectively, the “Fundamental Representations”) shall survive for twenty-four (24) months after the Closing Date, and (ii) Sections 3.8 (Valid Title/Sufficiency of Assets), Sections 3.9 (Intellectual Property), and 3.17 (Tax) shall survive until sixty (60) days after the expiration of the applicable statute of limitations for the applicable underlying claim, including any extensions or waivers thereof.

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(c)   For the avoidance of doubt, this Article VII and all post-closing covenants and shall survive the Closing until all rights and obligations hereunder and thereunder shall have expired. In addition, any claims in connection with fraud, intentional misconduct or intentional misrepresentation shall survive indefinitely.

Section 7.2  Indemnification Provisions.

(a)   Indemnification by the Seller.  Subject to the limitations set forth herein, the Buyer and its officers, directors, employees, agents, and Affiliates (collectively, the “Buyer Indemnitees”) shall be indemnified and held harmless by the Seller from and against any and all Losses incurred by the Buyer Indemnitees directly or indirectly as a result of:

(i)  any inaccuracy or breach of a representation or warranty of the Seller contained herein as of the date hereof or as of the Closing Date;

(ii)     any failure by the Seller to perform or comply with any covenant contained herein;

(iii)     any debt, claim, obligation or other Liability of the Seller, including the Retained Liabilities;

(iv)    (x) all Taxes of the Seller or relating to the Business for all Tax periods ending on or prior to the Closing Date or which begin before the Closing Date and end after the Closing Date relating to an event or transaction occurring before the Closing Date, and (y) any and all Taxes arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring before the Closing Date; or

(v)     any Liability with respect to any employee, officer, director, contractor or consultant of the Business relating to the period before to the Closing Date.

(b)   Indemnification by the Buyer.  Subject to the limitations set forth herein, Seller and its officers, directors, employees, agents, and Affiliates (collectively, the “Seller Indemnitees”) shall be indemnified and held harmless by the Buyer from and against any and all Losses incurred by the Seller Indemnitees directly or indirectly as a result of:

(i)      any inaccuracy or breach of a representation or warranty of the Buyer contained herein as of the date hereof or as of the Closing Date; and

(ii)     any failure by the Buyer to perform or comply with any covenant contained herein.

(c)   Third Party Claims.

(i)      The Seller Indemnitees or Buyer Indemnitees, as the case may be (the “Indemnified Party”), shall promptly notify the party or parties potentially liable for

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such indemnification (the “Indemnifying Party”) in writing of any pending or threatened claim, demand or circumstance that the Indemnified Party has determined has given or would reasonably be expected to give rise to a right of indemnification under this Agreement (including a pending or threatened claim or demand asserted by a third party against an Indemnified Party, such claim being a “Third Party Claim”), describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim, demand or circumstance (the “Notice of Claim”).  The Indemnifying Party shall have the right (but not the obligation) to assume and control the defense of any Third Party Claim and to retain (at the Indemnifying Party’s expense) counsel of its choice, reasonably acceptable to the Indemnified Party, to represent the Indemnified Party.  Notwithstanding the Indemnifying Party’s election to appoint counsel to represent the Indemnified Party in any Third Party Claim, the Indemnified Party shall have the right to employ separate counsel, and the Indemnifying Party shall bear the reasonable fees, costs and expenses of such separate counsel, if the use of counsel chosen by the Indemnifying Party to represent the Indemnified Party would present such counsel with a conflict of interest.  The Indemnifying Party shall have ten (10) days from the receipt of the Notice of Claim to notify the Indemnified Party whether or not it desires to defend such Third Party Claim failing which the Indemnifying Party shall be deemed to have waived such option. The party assuming defense of a Third Party Claim is hereinafter referred to as the “Controlling Party” and the other party as the “Co-Party”.

(ii)      In defending the Third Party Claim, the Controlling Party shall take all steps reasonably necessary in the defense or settlement of such Third Party Claim. The Co-Party shall take such actions as reasonably necessary to cooperate with the Controlling Party and its counsel in defending such Third Party Claim.  The Controlling Party shall keep the Co-Party reasonably informed of the development of the underlying claim.  The Controlling Party shall allow the Co-Party a reasonable opportunity to participate in the defense of such Third Party Claim with its own counsel and at its own expense.

(iii)     The Controlling Party shall be authorized to consent to a settlement of, or the entry of any judgment arising from, any Third Party Claim, without the consent of the Co-Party, provided that the Controlling Party shall (x) pay or cause to be paid all amounts arising out of such settlement or judgment concurrently with the effectiveness of such settlement, (y) not encumber any of the material assets of an Indemnified Party or agree to any restriction or condition that would apply to or adversely affect any Indemnified Party or the conduct of any Indemnified Party’s business and (z) obtain, as a condition of any settlement or other resolution, a complete release of any Indemnified Party potentially affected by such Third Party Claim.

(d)   Other Claims.  In the event the Indemnifying Party receives a notice of a claim for indemnity from the Indemnified Party pursuant to Section 7.2(a) or Section 7.2(b) that does not involve a Third Party Claim, the Indemnifying Party shall notify the Indemnified Party within thirty (30) days following its receipt of such notice if the Indemnifying Party disputes its liability to the Indemnified Party under this Article VII.  If the Indemnifying Party does not so

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notify the Indemnified Party, the claim specified by the Indemnified Party in such notice shall be conclusively deemed to be a liability of the Indemnifying Party under this Article VII, and the Indemnifying Party shall pay the amount of such liability to the applicable Indemnified Party on demand or, in the case of any notice in which the amount of the claim (or any portion of the claim) is estimated, on such later date when the amount of such claim (or such portion of such claim) becomes finally determined.  If the Indemnifying Party has timely disputed its liability with respect to such claim as provided above, the Indemnifying Party and the Indemnified Party shall negotiate in good faith resolution of the disputed claim(s) for a period of not less than twenty (20) Business Days after the response is provided.  If the Indemnifying Party and the Indemnified Party are unable to resolve any such claim(s) within such time period, the Indemnified Party shall be entitled to pursue any legal remedies available to the Indemnified Party against the Indemnifying Party with respect to the unresolved claim(s), subject to the terms and conditions of this Agreement.

(e)       Right of Set-off. Notwithstanding anything to the contrary contained herein, in the event that any Buyer Indemnitee has any claim under this Agreement for which it is entitled to indemnification as set forth in this Section 7.2, and such indemnification claim is not paid as and when required by this Agreement, and there is a final, nonappealable judgment requiring such indemnification payment, the Buyer shall have the right, in addition to the other rights it has under this Agreement, but not the obligation, in its sole and absolute discretion, to set-off the amount of such indemnification claim against any unpaid portion of the Earn-Out Purchase Price  that is owed to the Seller pursuant to Section 1.5 herein.

(f)        Tax Treatment of Payments.  To the extent permitted by law, payments made under this Article VII shall be treated as adjustments to the Purchase Price.

ARTICLE VIII.

TERMINATION, AMENDMENT AND WAIVER

Section 8.1      Termination.  Except as provided in Section 8.2, this Agreement may be terminated and the Asset Sale abandoned at any time prior to the Closing Date:

(a)       by mutual agreement of the Seller and the Buyer;

(b)       by the Buyer or the Seller if:  (i) the Closing has not occurred before 5:00 p.m. (New York Time) on March 31, 2013 (the “End Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any party whose willful failure to fulfill any obligation hereunder has been the cause of, or resulted in, the failure of the Closing to occur on or before such date; (ii) there shall be a final nonappealable order of a federal or state court in effect preventing consummation of the Asset Sale; or (iii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Asset Sale by any Governmental or Regulatory Authority that would make consummation of the Asset Sale illegal;

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(c)   by either the Buyer or the Seller if there shall be any action taken, or any Law or Order enacted, promulgated or issued or deemed applicable to the Asset Sale, by any Governmental or Regulatory Authority, which would (i) prohibit Buyer’s ownership or operation of all or any material portion of the Purchased Assets or (ii) compel the Buyer to dispose of or hold separate all or any material portion of the Purchased Assets as a result of the Asset Sale;

(d)   by the Buyer if : (i) it is not in material breach of its representations, warranties, covenants and agreements under this Agreement which are capable of being cured, and there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the Seller, and the Seller is not using its commercially reasonable efforts to cure such breach, or have not cured such breach within ten (10) days after notice of such breach to the Seller, that would cause any of the conditions set forth in Section 2.3 not to be satisfied, and such condition is incapable of being satisfied by the End Date, or (ii) the Audit shows a material deviation from what is shown in the Financial Statements, which shall be solely determined by the Auditors; or

(e)   by the Seller if it is not in material breach of its representations, warranties, covenants and agreements under this Agreement which are capable of being cured, and there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the Buyer, and the Buyer is not using its commercially reasonable efforts to cure such breach, or have not cured such breach within ten (10) days after notice of such breach to the Buyer, that would cause any of the conditions set forth in Section 2.2 not to be satisfied, and such condition is incapable of being satisfied by the End Date.

Section 8.2      Notice; Effect of Termination.

(a)   Any party desiring to terminate this Agreement pursuant to Section 8.1 shall give written notice of such termination to the other party or parties, as the case may be, to this Agreement.

(b)   In the event of a valid termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of the Buyer or the Seller, or their respective officers, directors or shareholders or Affiliates, provided, however, that nothing in this Agreement shall relieve either the Seller or the Buyer from liability for willful breach or fraud.

Section 8.3  Amendment.  No provision of this Agreement may be amended, supplemented or modified except by a written instrument signed by all parties to this Agreement.

Section 8.4  Extension; Waiver.  At any time prior to the Closing Date, the Buyer and the Seller may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements, covenants or conditions for the benefit of such party contained herein.  Any agreement on the part of a party hereto to any such extension

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or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

ARTICLE IX.

MISCELLANEOUS PROVISIONS

Section 9.1      Notices.  All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally against written receipt or by facsimile transmission against facsimile confirmation or mailed by internationally recognized overnight courier prepaid, to the parties at the following addresses or facsimile numbers:

If to the Buyer, to:	Ceelox Inc.
P.O. Box 305
Gardner, KS 66030-0305
Telephone No.: (913) 884-3705
Facsimile No.: (913) 491-1806
Attention: Mark Grannell, CEO

with a copy (which shall not	Blank Rome LLP
constitute notice) to:	The Chrysler Building
405 Lexington Avenue
New York, NY 10174-0208
Telephone No.: (212) 885-5000
Facsimile No.: (212) 885-5001
Attn: Jeffrey A. Rinde, Esq.

If to the Seller, to:	AllCom
4570 South Eastern Avenue
Suite 23-221
Las Vegas, Nevada 89119
Telephone No.: (888) 576-2500
Facsimile No.: (877) 263-4500
Attn: Thomas Skala, CEO

with a copy (which shall not	AllCom
constitute notice) to:	18034 Ventura Blvd, Suite 400
Encino, CA 91316
Telephone No.: 818-276-9000
Facsimile No.: 877-263-4500
Attn: Thomas Skala

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All such notices, requests and other communications will (a) if delivered personally to the address as provided in this Section 9.1, be deemed given upon delivery if such date of delivery is a Business Day, if not such notice will be deemed given on the next Business Day, (b) if delivered by facsimile transmission to the facsimile number as provided for in this Section 9.1, be deemed given upon facsimile confirmation unless such facsimile is received after 5:00 p.m. (recipient’s local time), in which case it shall be deemed delivered at 9:00 a.m. (recipient’s local time) on the next Business Day, and (c) if delivered by overnight courier to the address as provided in this Section 9.1, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section 9.1).  Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto; provided, however, that such notice will be effective on the later of (i) five (5) Business Days after such notice is delivered or (ii) the date specified in such notice.

Section 9.2      Entire Agreement.  This Agreement and the Exhibits and Schedules hereto, including the Disclosure Schedule, and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, which shall continue in full force and effect and shall survive any termination of this Agreement or the Closing in accordance with its terms.

Section 9.3      Further Assurances; Post-Closing Cooperation.  From time to time after the Closing Date, at the Buyer’s reasonable request, the Seller shall execute and deliver or use commercially reasonable efforts to cause the execution and delivery of such other instruments of conveyance and transfer and take such other actions as the Buyer may reasonably request in order to (a) perfect and record, if necessary, the sale, assignment, conveyance, transfer, and delivery to the Buyer of the Purchased Assets, and (b) convey, transfer to and vest in the Buyer and to put the Buyer in possession and operating control of all or any part of the Purchased Assets.  Without limiting the foregoing, in the event that following the Closing Date, any Accounts Receivable are received by or otherwise paid to the Seller, the Seller shall hold the same in trust for the Buyer and shall promptly (and in any event within five (5) Business Days of its receipt thereof) remit all funds received by it in respect of such Accounts Receivable to the Buyer without offset or reduction for any reason whatsoever.  The Seller hereby constitutes and appoints, effective as of the Closing Date, the Buyer, its successors and assigns as the true and lawful attorney of the Seller with full power of substitution in the name of the Buyer or in the name of the Seller but for the benefit of the Buyer (a) to collect for the account of the Buyer all Accounts Receivable and any other item of Purchased Assets and (b) to institute and prosecute all proceedings which the Buyer may in its discretion deem proper in order to collect the Accounts Receivable or to assert or enforce any right, title or interest in, to or under the Purchased Assets and to defend or compromise any and all actions, suits or proceedings in respect of any of the Purchased Assets.  The Buyer shall be entitled to retain for its own accounts any amounts collected pursuant to the foregoing powers, including any amounts payable as interest in respect thereof.

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Section 9.4      Remedies.  Except as otherwise provided herein, all remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

Section 9.5      Third Party Beneficiaries.  The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights, and this Agreement does not confer any such rights, upon any other Person other than any Person entitled under the terms of this Agreement to indemnity under Article VII.

Section 9.6      Invalid Provisions.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

Section 9.7      Disclosure Schedule.  No reference to or disclosure of any item or other matter in any Section or Schedule of this Agreement, including any Section of the Disclosure Schedule, shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in this Agreement.  Without limiting the foregoing, no such reference to or disclosure of a possible breach or violation of any Contract, Law or Order shall be construed as an admission or indication that a breach or violation exists or has actually occurred.

Section 9.8      Governing Law.  This Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

Section 9.9      Headings.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.10    Counterparts.  This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

Section 9.11    Assignment.  This Agreement shall be binding upon and inure to the benefit of the successors and assigns of each party hereto, but, no rights, obligations or liabilities hereunder shall be assignable by any party without the prior written consent of the other parties, and any purported assignment in violation of this Section 9.11 shall be null and void ab initio;

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provided, however, prior to the Closing, the Buyer may elect (upon written notice sent to the Seller) to assign all or any part of its rights and obligations under this Agreement to any Affiliate of the Buyer (including any Subsidiary formed for such purpose) and to cause such Affiliate to perform the obligations of the Buyer under this Agreement; provided, further, that no such assignment shall otherwise vary or diminish any of Buyer’s obligations under this Agreement to the extent its Affiliate fails to duly perform the obligations of the Buyer under this Agreement.

Section 9.12    Delivery by Electronic Transmission.  This Agreement and any signed agreement entered into in connection herewith or contemplated hereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person.  At the request of any party hereto or to any such contract, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties.  No party hereto or to any such contract shall raise the use of a facsimile machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail to deliver a signature or the fact that any signature or contract was transmitted or communicated through the use of facsimile machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail as a defense to the formation of a contract and each such party forever waives any such defense..

ARTICLE X.

DEFINITIONS

Section 10.1    Definitions.  For purposes hereof, the following terms when used herein shall have the respective meanings set forth below:

“Affiliate” means, with respect to any Person, any Person which controls, is controlled by or is under common control with, such Person, either directly or indirectly through one or more intermediaries, with “control” for such purpose meaning the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of such Person’s voting securities or voting interests, by Contract or otherwise.

“Agreement” means this Agreement, including (unless the context otherwise requires) the Exhibits and the Disclosure Schedule and the certificates and instruments delivered in connection herewith, or incorporated by reference, as the same may be amended or supplemented from time to time in accordance with the terms hereof.

“Approval” means any approval, authorization, consent, permit, qualification, registration or filing with, or any waiver of any of the foregoing, required to be obtained from or made with, or any notice, statement or other communication required to be filed with or delivered to, any Governmental or Regulatory Authority or any other Person.

“Audit” means the financial audit of the Business performed and completed by the Auditors prior to the Closing Date.

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“Auditors” mean Rothstein Kass.

“Books and Records” means all files, documents, instruments, papers, books and records relating to the business or condition, financial or otherwise, of a Person, including financial statements, internal reports, Tax Returns and related work papers and letters from accountants, budgets, pricing guidelines, ledgers, journals, deeds, title policies, minute books, stock certificates and books, stock transfer ledgers, Contracts, Licenses, customer lists, computer files and programs (including data processing files and records), retrieval programs, operating data and plans and environmental studies and plans but excluding Personal Information.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in New York, New York are authorized or obligated to close.

“Code” means the United States Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Common Stock” means the common stock of Buyer, $0.00001 par value.

“Contract” means any written or oral contract, agreement, lease, instrument, order, arrangement, commitment or understanding of any nature.

“Disclosure Schedule” means the schedules delivered to the Buyer by or on behalf of the Seller, containing all lists, descriptions, exceptions and other information and materials as are required to be included therein in connection with the representations and warranties made by the Seller in Article III or otherwise.

“Environment” means air, surface water, ground water, or land, including land surface or subsurface, and any receptors therein such as persons, wildlife, fish, biota or other natural resources.

“Environmental Law” means any applicable federal, state, local or foreign environmental, health and safety (as such relates to the Environment) or other Law relating to the regulation of Hazardous Materials, including the Comprehensive, Environmental Response Compensation and Liability Act, the Clean Air Act, the Federal Water Pollution Control Act, the Solid Waste Disposal Act, and the Federal Insecticide, Fungicide and Rodenticide Act.

“Environmental Permit” means any permit, license, approval, consent or authorization required under or in connection with any applicable Environmental Law and includes any and all orders, consent orders or binding agreements issued by or entered into with a Governmental or Regulatory Authority.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

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“ERISA Affiliate” means with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(l) of ERISA that includes the first entity, trade or business.

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time.

“Governmental or Regulatory Authority” means any court, tribunal, arbitrator, authority, agency, bureau, board, commission, department, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision, and shall include any stock exchange and quotation service.

“Hazardous Material” means (a) any chemical, material, substance or waste containing or constituting petroleum or petroleum products, solvents (including chlorinated solvents), nuclear or radioactive materials, asbestos in any form that is or could become friable, radon, lead-based paint, urea formaldehyde foam insulation or polychlorinated biphenyls, (b) any chemicals, materials, substances or wastes which are now defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants” or words of similar import under any applicable Environmental Law; or (c) any other chemical, material, substance, pollutant or waste which is regulated as hazardous by any Governmental or Regulatory Authority under any applicable Environmental Law.

“Indebtedness” of any Person means all obligations of such Person (a) for borrowed money, (b) evidenced by notes, bonds, debentures or similar instruments, (c) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business), (d) under capital leases or (e) in the nature of guarantees of the obligations described in clauses (a) through (d) above of any other Person.

“Information Technology” means all computer hardware, software, microprocessors, networks, firmware and other information technology and communications equipment used in the operations of the Business.

“Insurance Policy” means any public liability, product liability, general liability, comprehensive, property damage, vehicle, life, hospital, medical, dental, disability, workers’ compensation, key man, fidelity bond, theft, forgery, errors and omissions, directors’ and officers’ liability, or other insurance policy of any nature.

“Intellectual Property” shall mean all of the following:  (i) trademarks and service marks, logos, trade names, corporate names and other indications of origin, together with all translations, adaptations, derivations, and combinations thereof, applications or registrations in any jurisdiction pertaining to the foregoing and all goodwill associated therewith; (ii) inventions (whether or not patentable), discoveries, improvements, ideas, know-how, formulae, methodologies, research and development, business methods, processes, technology, software (including any required passwords), interpretive code or source code, object or executable code, libraries, development documentation, compilers (other than commercially available compilers),

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programming tools, drawings, specifications and data) and applications, patents or grants in any jurisdiction pertaining to the foregoing, including re-issues, continuations, divisions, continuations-in-part, reexaminations, renewals and extensions; (iii) trade secrets, including confidential information and the right in any jurisdiction to limit the use or disclosure thereof; (iv) copyrights in writings, designs, software, mask works or other works, applications or registrations in any jurisdiction for the foregoing and all moral rights related thereto; (v) database rights; (vi) Internet websites, web pages, domain names and applications and registrations pertaining thereto and all intellectual property used in connection with or contained in websites; (vii) all rights under agreements relating to the foregoing; (viii) all books and records pertaining to the foregoing;  and (ix) claims or causes of action arising out of or related to past, present or future infringement or misappropriation of the foregoing.

“IRS” means the United States Internal Revenue Service or any successor entity.

“Knowledge” (or terms of similar import) means, as to the Seller, the actual knowledge of Thomas Skala, Randall Skala, Stuart Scamman or R.L. Hayes after due inquiry of those individuals employed by the Business responsible for the matter being represented or warranted.

“Law” or “Laws” means any law, statute, order, decree, consent decree, judgment, rule, common law, regulation, ordinance or other pronouncement having the effect of law whether in the United States, any foreign country, or any domestic or foreign state, county, city or other political subdivision or of any Governmental or Regulatory Authority.

“Lease” means the real property lease referenced on Section 3.11(a) of the Disclosure Schedule.

“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental or Regulatory Authority or any arbitrator or arbitration panel.

“Liabilities” means all Indebtedness, obligations and other liabilities of a Person, whether absolute, accrued, asserted or unasserted, contingent (or based upon any contingency), known or unknown, fixed or otherwise, or whether due or to become due.

“License” means any Contract that grants a Person the right to use or otherwise enjoy the benefits of any Intellectual Property (including any covenants not to sue with respect to any Intellectual Property).

“Liens” means any mortgage, pledge, assessment, security interest, lease, lien, easement, license, covenant, condition, restriction, adverse claim, levy, charge, option, equity, adverse claim or restriction or other encumbrance of any kind, or any conditional sale Contract, title retention Contract or other Contract to give any of the foregoing, except for any restrictions on transfer generally arising under any applicable federal or state securities law.

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“Loss(es)” means any and all damages, fines, fees, Taxes, penalties, deficiencies, losses and expenses, including interest, reasonable expenses of investigation, court costs, reasonable fees and expenses of attorneys, accountants and other experts or other expenses of litigation or other proceedings or of any claim, default or assessment (such fees and expenses to include all fees and expenses, including fees and expenses of attorneys incurred in connection with the investigation or defense of any Third Party Claims), net of any insurance proceeds actually received (without any adverse effect on the premiums paid for such insurance) or proceeds received by virtue of third party indemnification.

“Material Adverse Effect” means any circumstance, change, development, condition or event that is materially adverse to: (a) the business, operations, assets, liabilities, condition (financial or otherwise), results of operations or prospects of the Business, taken as a whole; provided, however, that “Material Adverse Effect” shall not include the effect of (i) any circumstance, change, development, condition or event arising out of or affecting the industry in which the Business operates generally, including seasonal changes, (ii) changes in general economic conditions, interest rates or securities markets in the U.S. or worldwide, (iii) changes in Law, GAAP or any Orders that apply generally to similarly situated Persons, (iv) any natural disaster, weather-related events or other acts of God, acts of war or terrorist activities or any escalation or worsening of any such acts of war or terrorist activities threatened or underway as of the date of this Agreement, or (v) changes resulting from compliance with the terms and conditions of this Agreement or from the announcement or pendency of the transactions contemplated hereby; provided, however, with respect to (i), (ii), (iii) and (iv), except to the extent that the Seller is disproportionately affected relative to other participants in the industries in which the Seller participates; or (b) the Seller’s ability to consummate the transactions contemplated by this Agreement and the Ancillary Agreements.

“Order” means any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).

“Organizational Documents” means, as applicable, the certificate of incorporation, bylaws, and/or limited liability company agreement (or similar document) of any Person, as amended through the date hereof.

“Permits” means all licenses, permits, approvals, authorizations, variances, resale certificates, waivers or consents (including the expiration of any applicable waiting period) issued by a Governmental or Regulatory Authority.

“Permitted Liens” means (i) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by Law, or (ii) possessory liens on inventory arising in the ordinary course of business in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies in an aggregate amount not to exceed $5,000 in the aggregate to Seller’s Knowledge.

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“Person” means any natural person, corporation, general partnership, limited partnership, limited liability company or partnership, proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority.

“Personal Information” means any personally identifiable information relating to the Business that the Seller is not authorized to transfer or disclose to the Buyer pursuant to applicable Privacy Laws.

“Privacy Laws” means all applicable international, federal, provincial, state and local laws, rules, regulations and governmental requirements now or hereafter in effect relating to privacy, data protection, confidentiality or security of personally identifiable information.

“Property Taxes” means all real property Taxes, personal property Taxes, intangible property Taxes and similar ad valorem Taxes.

“Related Party” means (a) each individual who is, or who has at any time been, an officer of the Seller; (b) each member of the family of each of the individuals referred to in clause “(a)” above; and (c) any entity (other than the Seller) in which any one of the individuals referred to in clauses “(a)” and “(b)” above holds or held (or in which more than one of such individuals collectively hold or held), beneficially or otherwise, a controlling interest or a material voting, proprietary or equity interest.

“Representatives” means, with respect to any Person, any of its officers, directors, employees, shareholders, attorneys, accountants, investment advisors, agents, representatives, or Affiliates.

“Seller Benefit Plan” means each “employee benefit plan” within the meaning of Section 3(3) of ERISA and all other employee compensation and benefits plans, policies, programs, arrangements or payroll practices, including multiemployer plans within the meaning of Section 3(37) of ERISA, and each other stock purchase, stock option, restricted stock, severance, retention, employment, consulting, change-of-control, collective bargaining, bonus, incentive, deferred compensation, employee loan, fringe benefit and other benefit plan, agreement, program, policy, commitment or other arrangement, whether or not subject to ERISA (including any related funding mechanism now in effect or required in the future), whether formal or informal, oral or written, in each case sponsored, maintained, contributed or required to be contributed to by the Seller or under which the Seller have any current or potential liability.

“Send Global Purchase Agreement” means that certain Asset Purchase Agreement, dated as of October 25, 2012, by and among the Buyer, Send Global Corporation, a Michigan corporation, and iTeknik Holding Corporation, a Wyoming corporation, whereby upon the closing of the transactions contemplated thereby, the Buyer shall purchase and acquire from the other parties thereto substantially all of the assets of the Send Global business.

“Subsidiary” means, with respect to any Person, any corporation of which a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time

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owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or any partnership, association or other business entity of which a majority of the partnership or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof.  For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, association or other business entity if such Person is allocated a majority of the gains or losses of such partnership, association or other business entity or is or controls the managing director or general partner of such partnership, association or other business entity.

“Takeover Statute” means a “fair price,” “moratorium,” “control share acquisition” or other similar antitakeover statute or regulation enacted under state or federal laws in the United States.

“Taxes” means all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, (a) imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including federal, state and foreign income taxes), payroll and employee withholding taxes, unemployment insurance contributions, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, withholding taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers’ compensation, Pension Benefit Guaranty Corporation premiums and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which are required to be paid, withheld or collected, (b) any liability for the payment of amounts referred to in (a) as a result of being a member of any affiliated, consolidated, combined or unitary group, or (c) any liability for amounts referred to in (a) or (b) as a result of any obligations to indemnify another person or as a result of being a successor in interest or transferee of another person.

“Tax Returns” means all reports, estimates, declarations of estimated tax, information statements and returns required to be filed in connection with any Taxes, including information returns with respect to backup withholding and other payments to third parties.

“Trading Market” means the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, NYSE Amex Equities or the OTC Bulletin Board (or any successor to any of the foregoing).

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. New York City time to 4:02 p.m. New York City time); (b) if the OTC Bulletin Board is not a Trading Market, the

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volume weighted average price of the Common Stock for such date  (or the nearest preceding date) on the OTC Bulletin Board and if prices for the Common Stock are then reported in the “Pink Sheets” published by OTC Markets Group Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported; or (d) in all other cases, the fair market value of a share of Common Stock as determined in good faith by the Board and, following written notice of the Board’s determination of VWAP, if the Seller notifies the Buyer in writing within three (3) Business Days of receipt of such notice that it disagrees with such determination of VWAP, by an independent appraiser mutually agreed upon by the Buyer and the Seller, the fees and expenses of which shall be paid by the Seller.

Section 10.2    Terms Generally.  The definitions in Section 10.1 and elsewhere in this Agreement shall apply equally to both the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The words “herein”, “hereof” and “hereunder” and words of similar import refer to this Agreement (including the Exhibits to this Agreement and the Disclosure Schedule) in its entirety and not to any part hereof unless the context shall otherwise require.  All references herein to Articles, Sections, Exhibits and the Disclosure Schedule shall be deemed references to Articles and Sections of, and Exhibits and the Disclosure Schedule to, this Agreement unless the context shall otherwise require.  Unless the context shall otherwise require, any references to any agreement or other instrument or statute or regulation are to it as amended and supplemented from time to time (and, in the case of a statute or regulation, to any successor provisions).  Any reference to any federal, state, local or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.  Any reference in this Agreement to a “day” or a number of “days” (without explicit reference to “Business Days”) shall be interpreted as a reference to a calendar day or number of calendar days.  If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

 [Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their duly authorized representatives, all as of the date first written above.

CEELOX INC.

By:
Name: Mark Grannell
Title: CEO

ALLCOM

By:
Name: Thomas Skala
Title: CEO

[Signature Page to Asset Purchase Agreement]

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Annex A

Earn-Out Calculation Example

[See attached]

2

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